EXHIBIT 10.1

                              FCO ACQUISITION CORP.
                             15 W. 450 FRONTAGE ROAD
                             HINSDALE, IL 60521-5523

                                October 11, 2000

BY FACSIMILE
------------

(630-579-2501)                                       (212-310-8007)
William E. Freeman                                   Richard P. Krasnow, Esq.
Chief Executive Officer                              Weil, Gotshal & Manges LLP
Factory Card Outlet Corp.                            767 Fifth Avenue
2727 Diehl Road                                      New York, NY  10153
Naperville, IL  60563

(212-682-6104)
 Scott L. Hazan, Esq.
Otterbourg, Steindler, Houston & Rosen, PC
230 Park Avenue - 30th Floor
New York, NY  10169

         Re:      FACTORY CARD OUTLET

Gentlemen:

         This letter sets forth a summary of the principal economic and legal terms upon which FCO Acquisition Corp. ("Purchaser") would acquire Factory Card Outlet Corp. ("FCOC") (and its wholly-owned subsidiary, Factory Card Outlet of America, Ltd. ("FCOA") (collectively, "FCO"). Except as noted below, any obligations hereunder will only be binding upon execution of the Definitive Agreement (as defined below). The principal terms are as follows:

         1. STRUCTURE. FCO is currently a debtor-in-possession in Case No. 98-00685 (the "Case") pending in the United States Bankruptcy Court for the District of Delaware (the "Court"). As described below, and assuming that there is a substantive consolidation of FCOC and FCOA for plan purposes (the "Substantive Consolidation"), Purchaser proposes to acquire all of the stock of FCOC for an aggregate purchase price (the "Purchase Price") that includes payment of FCO's debtor-in-possession financing, payment of administrative and priority creditors in the Case, payment of $5,400,000 at closing to unsecured creditors and delivery of a five year promissory note of $10,000,000 to unsecured creditors (the "Transaction"). In the event a Substantive Consolidation shall not occur, then Purchaser proposes to acquire solely all of the stock of FCOA on the same terms and conditions as is applicable to the proposed acquisition of the stock of FCOC (also the "Transaction" hereunder). It

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is understood that the Transaction shall take place through a plan of reorganization (the "Plan").

         2.       PURCHASE PRICE.  The Purchase Price shall be as follows:
                  --------------

                  (a)      At Closing (as defined below), Purchaser will pay
                           FCO:

                           (i) up to $5,500,000 for allowed administrative and
                  priority claims, including any break up fee or reimbursement of expenses due to Saunders, Karp & Megrue ("SKM") pursuant to the letter of intent dated June 6, 2000 between SKM, FCO and The Statutory Creditors Committee of FCO (the "SKM LOI"), cure amounts, taxes, officer retention bonuses and any officer emergence bonuses, but excluding staff (non-officer) retention bonuses, professional fees and the fee payable to Avalon; and

                           (ii) up to $1,700,000 for court approved professional
                  fees which either remain unpaid and outstanding at the Closing on the Closing Date, including any amount that may be payable to Avalon, or which have accrued but have not yet been approved by the court on the Closing Date; and

                           (iii) the balance then outstanding of the
                  debtor-in-possession financing; and

                           (iv) $5,400,000 reduced by (x) allowed administrative
                  and priority claims in excess of $5,500,000 (which reduction shall be used by Purchaser to cause payment of such excess); and (y) court approved professional fees which remain unpaid and outstanding at the Closing on the Closing Date, or which have accrued but have not yet been approved by the court on the Closing Date in excess of $1,700,000 (which reduction shall be used by Purchaser to cause payment of such excess) to be distributed to holders of allowed unsecured claims. Subject to the limitation set forth below in this Paragraph 2(a)(iv), if, for any reason, the break up fee payable to SKM shall be less than $1,000,000 or shall not be payable to SKM in any event, then forty percent (40%) of such unpaid breakup fee (where no such fee is payable), or forty percent of the amount by which the break up fee payable to SKM is less than $1,000,000, shall be distributed to holders of allowed unsecured claims in addition to the $5,400,000 provided for in this Paragraph 2(a)(iv). Subject to the limitation set forth below in this Paragraph 2(a)(iv), if, for any reason, the expense reimbursement amount allowed to SKM shall be less than the aggregate expense reimbursement amount requested by SKM which is not in excess of the $1,000,000 maximum provided for in the SKM LOI (the "Requested Reimbursement"), or if it shall be determined that SKM is not entitled to any expense reimbursement whatsoever, then the lesser of $250,000 or 40% of the amount by which the allowed expense reimbursement


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                  amount to SKM shall be less than the Requested Reimbursement shall be distributed to holders of allowed unsecured claims in addition to the $5,400,000 provided for in this Paragraph 2(a)(iv). Anything in this Paragraph 2(a)(iv) to the contrary notwithstanding, Purchaser's obligation to pay additional amounts respecting the break up fee or expense reimbursement to SKM pursuant to this Paragraph 2(a)(iv) shall be reduced to the extent any such payment would cause Purchaser to pay in excess of $5,500,000 under Paragraph 2(a)(i) above. Purchaser shall pay the $5,400,000 provided for in this Paragraph 2(a)(iv), and any additional amount that may be due under this Paragraph as a result of the break up fee or expense reimbursement not being paid to SKM, into an escrow account with an escrowee acceptable to all parties, pending the determination of the amount of allowed administrative and priority claims to be paid pursuant to Paragraph 2(a)(i) above and the amount of court approved professional fees to be paid pursuant to Paragraph 2(a)(ii) above.

                  (b) In addition, Purchaser shall deliver an unsecured note in the principal amount of $10,000,000, in favor of creditors holding allowed unsecured claims, which note shall accrue 10% annual interest and shall be payable annually in five payments of $2,000,000 plus accrued interest, with payments starting on the first anniversary of the Closing (the "Note"). In connection with the Closing, an arrangement will be established to assure Purchaser that all undisclosed debtor-in-possession obligations are paid in full. In this regard, it is contemplated by Purchaser that Purchaser shall be responsible for the payment of only those debtor-in-possession obligations of FCO which are reflected in the balance sheets of FCO as at August 31, 2000 and September 30, 2000 (the "Closing Balance Sheets"), plus such additional debtor-in-possession obligations of FCO which are incurred after September 30, 2000 (the "Balance Sheet Date") in the ordinary and usual course of conducting the normal business operations of FCO and consistent with past practice. In the event there shall exist any debtor-in-possession obligations of FCO which, in accordance with generally accepted accounting principles, are required to be reflected on either of the Closing Balance Sheets and are not fully reflected therein, or in the event there shall exist debtor-in-possession liabilities of FCO which are incurred out of the ordinary course of the normal conduct of FCO's business operations after the Balance Sheet Date, or in the event any claims or causes of action (x) shall have been asserted or instituted against FCOC or FCOA prior to Closing and have not been disclosed to Purchaser in writing prior to Closing; or (y) shall have been asserted or instituted on or after the Closing Date and relates to the operation of the business of FCOC or FCOA or the ownership of their respective assets on or before the Closing Date then, in the event the aggregate amount of such undisclosed, non-ordinary course of business debtor-in-possession obligations and claims or causes of action shall be One Hundred Thousand Dollars ($100,000.00) (the "Threshold Amount") or less, such obligations shall be borne by Purchaser, and in the event that the aggregate amount thereof shall exceed the Threshold Amount, then the entire amount thereof (without regard for the Threshold Amount but

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         taking into account any insurance proceeds received by FCO in connection with any aforesaid claim or cause of action) shall be offset against the Note in the direct order of the maturity of installments thereunder and shall not reduce the cash payable pursuant to Paragraph 2(a) above. FCO shall deliver to Purchaser the balance sheet of FCO as at September 30, 2000 no later than October 27, 2000. In addition, to the extent that the sum of (x) the amount of any allowed administrative and priority claims pursuant to Paragraph 2(a)(i) above that exceed $5,500,000 and (y) the amount of any court approved professional fees pursuant to Paragraph 2(a)(ii) above that exceed $1,700,000 exceeds $5,400,000, then such amount in excess of $5,400,000 shall be offset against the Note in the direct order of the maturity of installments thereunder.

                  (c) It is Purchaser's intention to cause all post petition liabilities incurred in the ordinary course of business to be paid in accordance with their normal payment terms (other than those obligations separately provided for in subparagraphs (a)(i) and (ii) above).

         3. APPROVAL OF THIS LOI. Within five (5) business days from execution of this letter of intent ("LOI"), FCO shall file a motion seeking authority for FCO to enter into this LOI, to make the LOI binding and enforceable against FCO, and for approval of the paragraphs herein (including, specifically, the Break-up Fee and Expense Reimbursement Amount referred to in Paragraph 7 below) intended to bind the parties before the execution of the Definitive Agreement (the "Motion"). FCO shall request an expedited hearing on the Motion and seek the entry of an order in form and content reasonably satisfactory to Purchaser granting the Motion (the "Approval Order"). The Official Committee of Unsecured Creditors herein (the "Committee") shall support the Motion and the entry of the Approval Order. If the Approval Order shall not be signed by the judge on or before October 31, 2000 then, in the sole discretion and election of Purchaser, which election shall be exercised by written notice to FCO and the Committee on or before November 15, 2000, Purchaser may terminate this LOI and any of its obligations hereunder.

         4. EXECUTORY CONTRACTS. No later than the date upon which the Court shall approve FCO's disclosure statement, but subject to the right of Purchaser to make modifications based upon events occurring between the date of such approval and the date of confirmation of the Plan, Purchaser may deliver to FCO a list of executory contracts and unexpired leases that Purchaser desires FCO to assume pursuant to Section 365 of the Bankruptcy Code (the "Assumed Leases and Contracts"). FCO shall assume such Assumed Leases and Contracts as of the Closing Date pursuant to the Plan and the cure amounts for such Assumed Leases and Contracts shall be paid from the $5,500,000 provided for in paragraph 2(a)(i) above. FCO shall reject the remaining executory contracts and unexpired leases so that, at the Closing on the Closing Date, FCO shall have no further obligation or responsibility thereunder, except for the satisfaction of claims arising from such rejection as provided for in the Plan.

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         5. CLOSING. The consummation of the Transaction contemplated hereby
(the "Closing") is expected to occur within two (2) business days after obtaining the necessary consents and approvals set forth herein and in the Definitive Agreement (the "Closing Date").

         6. DUE DILIGENCE. Immediately following the entry of the Approval Order, Purchaser shall commence its due diligence investigation of FCO. In connection therewith, FCO will make available to Purchaser all information relating to FCO's business, including FCO's assets and the nature of claims against FCO, and FCO will provide reasonable access to the suppliers, management and facilities of FCO so that Purchaser can conduct a business and legal due diligence investigation as to all matters pertaining to FCO's business, assets and liabilities. All information provided shall be subject to the terms of a confidentiality agreement with FCO. If Purchaser decides not to proceed with the transaction as a result of its due diligence, it shall have the right to terminate this LOI with no further obligation; provided, however, that if Purchaser receives all necessary cooperation of FCO and the Committee, Purchaser must exercise such right to terminate the LOI within thirty (30) days following entry of the Approval Order. If Purchaser terminates this LOI in accordance with the preceding sentence, it shall not be entitled to the Break-up Fee or Expense Reimbursement Amount provided for below.

         7. BREAK-UP FEE AND EXPENSE REIMBURSEMENT. FCO and the Committee understand that Purchaser will incur significant expenses in completing its due diligence and finalizing the Transaction and that Purchaser would not make this offer unless it was able to receive the Break-up Fee and the Expense Reimbursement Amount both described below in the event that the Transaction was not completed (as described below) or FCO completed a transaction with a third party. FCO and the Committee also acknowledge that Purchaser has provided a substantial benefit to FCO's estate. Therefore, to encourage Purchaser to make the offer set forth in this LOI and to compensate it for its due diligence and other expenses, in the event that the Transaction does not close, FCO (a) shall pay to Purchaser the actual reasonable documented fees, costs and expenses that Purchaser incurs in connection with the Transaction, including, without limitation, legal fees and accounting fees, as well as all out-of-pocket expenses incurred by Purchaser (collectively the "Expense Reimbursement Amount") in an amount not to exceed $750,000 and (b) pay Purchaser a break-up fee of $500,000 (the "Break-up Fee") subject to reduction as provided below in this paragraph; except that the Expense Reimbursement Amount and the Break-up Fee shall not be payable in the event (x) Purchaser terminates this LOI as a result of its due diligence investigation or (y) the Transaction does not close as a result of one of the conditions to the Closing which is outside FCO's control (other than a failure to close as a result of a material adverse change in the business of FCO) not having been satisfied and FCO is otherwise in compliance with the terms of this LOI and the Definitive Agreement. The Break-up Fee payable to Purchaser hereunder shall be reduced dollar for dollar by the amount that any break-up fee paid to SKM under the SKM LOI exceeds $500,000; provided however, (a) nothing contained herein shall affect the Expense Reimbursement payable hereunder to Purchaser, (b) the amount of any expense reimbursement payable to SKM under the SKM LOI shall not reduce the Break-up Fee or Expense

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Reimbursement payable hereunder to Purchaser, and (c) nothing contained herein shall create any obligation of Purchaser with respect to any break-up fee or expense reimbursement payable to SKM other than pursuant to Section 2(a)(i) above, and other than to reduce the Break-up Fee on a dollar for dollar basis as provided for above in this sentence. The Expense Reimbursement Amount and the Break-up Fee shall be an allowed administrative claim pursuant to Section 503(b) of the Code, shall have an administrative priority under Section 507(a)(1) of the Code, and shall be payable to Purchaser within 10 business days after either: (i) the closing of the sale of stock or assets to a third party; or (ii) upon the effective date of a plan of reorganization in connection with such a third party transaction; or (iii) the termination of the Transaction as a result of the failure to satisfy any conditions precedent to Purchaser's obligation to consummate the Transaction other than as is contemplated under Paragraph 7(b) above, and within 90 days after the date upon which FCO shall file a plan of reorganization which is a self funded or stand alone plan.

         8. DEFINITIVE AGREEMENT. Upon entry of the Approval Order, FCO and Purchaser shall proceed in good faith to negotiate a definitive agreement setting forth the terms of the Transaction (the "Definitive Agreement"). The Definitive Agreement must be negotiated to the mutual satisfaction of Purchaser and FCO, shall constitute a contractually binding obligation of Purchaser, and will provide customary representations, warranties and covenants by FCO including, without limitation, specific representations and warranties as to the condition of FCO's assets, pending claims or litigation, compliance with law, ERISA matters, real estate matters and post petition amounts owing by FCO, and specific covenants with respect to the operations of FCO's business in the ordinary course consistent with past practices prior to Closing. The obligation of Purchaser and FCO to close the Transaction shall be subject to the further conditions set forth below.

         9. CONDITIONS TO CLOSING. In addition to such terms and conditions as are customary and as may be set forth in the Definitive Agreement, the Definitive Agreement shall provide that Purchaser's obligation to complete the Transaction shall be subject to all of the following conditions and that FCO's obligation to complete the Transaction shall be subject to the conditions set forth in subparagraphs a and d below:

                  (a) The parties shall have filed, if required by law, all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the waiting period provided for thereunder shall have expired or been terminated without order by the FCC or Justice Department and without a second request having been issued with respect thereto;

                  (b) At the Closing, except as consented to in writing by Purchaser, all assets of FCO shall be free and clear of any and all liens, encumbrances and rights of third parties;

                  (c) There shall be no material adverse change in FCO's business between the date of the Definitive Agreement and the Closing;

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                  (d) The Court shall have entered an order (or orders), in form and substance reasonably satisfactory to Purchaser and FCO (i) approving the Definitive Agreement, and (ii) authorizing the consummation of the Transaction; and

                  (e) Purchaser shall have completed, to its satisfaction, (i) the designation of the Assumed Leases and Contracts, (ii) negotiations with respect to any store leases which Purchaser intends FCO to modify (which leases shall be set forth in a schedule to the Definitive Agreement), and FCO shall have completed (x) the assumption of the Assumed Leases and Contracts, and (y) the rejection of all executory contracts and store leases that Purchaser elects to have FCO reject.

         10. MANAGEMENT STOCK OPTIONS. Subject to reaching final agreement with such parties, Purchaser intends to retain FCO's current management to manage the business after the Closing and to make available to management 15% of the stock of Purchaser (or, in the event of a stock sale, 15% of the reorganized FCO.)

         11. EQUITY AND BORROWING AVAILABILITY. It is presently anticipated that, upon the consummation of the Closing, Purchaser shall infuse enough new equity or subordinated debt to ensure a minimum of $8,000,000 of borrowing availability under its financing arrangements. Purchaser presently intends to capitalize FCO with a combination of equity and subordinated debt in the aggregate amount of $5,000,000, whereby the subordinated debt would be subordinated to the Note (with no principal payments until the Note shall be repaid in full), plus an additional subordinated loan in the range of $3,000,000 to $7,000,000 (depending upon the Closing Date), pursuant to which no payment of principal would be made within the first 12 months after the Closing Date to the extent such payment would have the effect of reducing borrowing availability below $8,000,000. It is understood that the amount and composition of the capitalization referred to herein shall be subject to increase or decrease on the basis of Purchaser's due diligence investigation and changes in the financial condition of FCO thereafter.

         12. FEES AND EXPENSES. Except as to the Expense Reimbursement Amount described above, each party will pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and delivery of this LOI and the Definitive Agreement, and the consummation of the Transaction.

         13. CONDUCT PRIOR TO AGREEMENT. Pending negotiation and execution of the Definitive Agreement, FCO agrees (a) to continue to conduct business in the usual and ordinary course, (b) give Purchaser notice of any application to sell or lease assets or to obtain financing, or (c) not transfer any assets (including contracts or contract rights) out of the ordinary course of business.


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         14. GOVERNING LAW. The terms of this letter of intent which are binding obligations shall be governed by and the rights of the parties hereunder shall be construed under the laws of the State of New York, without regard to principles of conflicts of laws.

         15. COUNTERPARTS. This letter may be executed in counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement. Facsimile signatures are acceptable.

         16. ENTIRE AGREEMENT; NO AMENDMENT. This letter shall constitute the entire agreement between the parties and shall supersede all other written or oral communications, drafts and representations between the parties hereto with respect to the subject matter hereof. This letter may not be modified or amended except by an instrument in writing signed by the parties hereto.

         17. NOTICE. All notices required or permitted under this letter shall be in writing and must be served personally, by telecopy (provided a copy thereof is promptly mailed in the manner hereinafter provided) or by prepaid registered or certified mail, return receipt requested, or by recognized overnight courier (e.g. Federal Express) to the other party addressed as follows or to such other address as shall have been designated in writing by the other party:

                  To FCO:                      2727 Diehl Road
                                               Naperville, Illinois  60163-2371
                                               Attn:  William Freeman
                                               Fax:  (630) 579-2501

                  with a copy to:              Weil, Gotshal & Manges, LLP
                                               767 Fifth Avenue
                                               New York, NY  10153
                                               Attn:  Richard P. Krasnow, Esq.
                                               Phone: (212) 310-8493
                                               Fax:  (212) 310-8007

                  To Purchaser:                Robert Rogulic
                                               15 W. 450 Frontage Road
                                               Hinsdale, IL  60521-5523
                                               Fax:  ( 630 ) 323-6855

                  with a copy to:              Stephen A. Landsman, Esq.
                                               Piper Marbury Rudnick & Wolfe
                                               203 North LaSalle Street
                                               Suite 1800
                                               Chicago, Illinois  60601-1293
                                               Phone:  (312) 368-4050
                                               Fax:  (312) 630-6330


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Copies of any notices given to FCO or Purchaser shall be delivered contemporaneously to Scott L. Hazan, Esq., Otterbourg, Steindler, Houston & Rosen, P.C., 230 Park Avenue, 30th Floor, New York, New York 10169, phone number
(212) 661-9100, fax number (212) 682-6104.

      18.LEGAL OBLIGATIONS. This LOI represents present, general, non-binding intentions of the parties and, except for paragraphs 3, 4, 6 through 8 and 12 through 19, does not purport to be and does not constitute a binding agreement among the Purchaser, the Committee and FCO, and except as set forth in paragraphs 3, 6, 7 and 8 and as provided below, no party will have any legal obligation to any other hereunder to enter into an agreement on the foregoing terms or otherwise until and unless the Definitive Agreement is executed by the parties subject to the conditions expressed herein. This letter does not contain all of the matters upon which an agreement must be reached in order for the Transaction contemplated hereby to occur. Except as set forth in paragraphs 3, 6, 7 and 8, nothing in this LOI shall impose any obligation upon either party, including, without limitation, to bargain in any way other than at arms' length. Except as is expressly provided for herein, the parties do not intend to be bound by any agreement until they agree to and sign the Definitive Agreement, and no party may reasonably rely on any promises inconsistent with this paragraph.

      19.JURISDICTION. Purchaser hereby submits to the jurisdiction of the Court. FCOC, FCOA and Purchaser agree that any and all disputes arising or relating to this LOI shall be adjudicated by the Court.

      20.NO LIABILITY TO SKM. Notwithstanding anything in this LOI to the contrary or that might suggest anything to the contrary, FCO and the Creditors' Committee do not believe that FCO has any liability to SKM with respect to the SKM Break-Up Fee and SKM Expense Reimbursement.



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      If the foregoing correctly sets forth our agreement, please evidence your approval by signing a copy of this LOI and returning it to the undersigned. We look forward to completing the Transaction outlined herein.
                                          Very truly yours,

                                          FCO ACQUISITION CORP., a Delaware
                                          corporation

                                          By: /s/ Robert Rogulic
                                             --------------------------------
                                              Robert Rogulic, President

The foregoing terms and conditions are
accepted and agreed to this 11th day of
October, 2000

FACTORY CARD OUTLET CORP.


By:    /s/ William E. Freeman
      --------------------------------------


FACTORY CARD OUTLET OF
AMERICA, LTD.


By:    /s/ William E. Freeman
      --------------------------------------

THE STATUTORY COMMITTEE OF
UNSECURED CREDITORS OF
FACTORY CARD OUTLET CORP.
AND FACTORY CARD OUTLET OF
AMERICA, LTD.


By:    /s/ Douglas E. Alderman
      ------------------------------



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